EXHIBIT 99.5

                                  NEWS RELEASE

                 BROOKE CORPORATION APPOINTS INVESTMENT MANAGER

OVERLAND PARK, KS November 15, 2001 - Robert D. Orr, Chairman of the Board and Chief Executive Officer of Brooke Corporation, announces the appointment of Kyle Garst to the position of Investment Manager. Effective December 1, 2001, Mr. Garst will assume responsibility for managing Brooke Corporation's investment sales and investor relations activities from its national offices in Overland Park, Kansas. Mr. Garst will report directly to the company's chief executive officer.

In making the announcement, Orr noted that "Kyle Garst has been a strong advocate of Brooke Corporation since he was first employed by Brooke in 1994. This advocacy, coupled with Kyle's financial experience and entrepreneurial personality, makes him well qualified for the Investment Manager position."

Mr. Garst is a graduate of Kansas State University. Prior to accepting the position as Brooke Corporation's Investment Manager, Mr. Garst was manager of Brooke's Dallas region which includes the states of Texas, Oklahoma, and Louisiana.

ABOUT OUR  COMPANY....Brooke  Corporation,  a  Kansas-based  corporation,  is an insurance agency with more than one hundred twenty franchise agent locations in twelve states. Brooke provides processing services, supplier access, and marketing assistance to its franchise agents through a "Master Agent" program pioneered by Brooke. Most of the company's revenues are currently derived from the sale of property and casualty insurance policies. However, Brooke also plans to sell financial services other than insurance because it believes that franchise agents, as independent business owners, can distribute financial services more efficiently than others. Brooke's finance company subsidiary has originated more than $35,000,000 in loans to Brooke's franchise agents and their subagents.

CONTACT....Doris VanKooten, vankd@brookecorp.com or (785) 543-3199, Ext 14